Exhibit B

OptiMark Innovations Inc.
C/o OptiMark Holdings, Inc.
10 Exchange Place, 24th Floor
Jersey City, NJ 07302

May 3, 2002

Draper Fisher Jurvetson ePlanet Ventures, L.P.
Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG
Draper Fisher Jurvetson ePlanet Partners Fund, LLC
c/o Draper Fisher Jurvetson
400 Seaport Court
Suite 102
Redwood City, CA 94063
Attention: Asad Jamal

SOFTBANK Capital Partners LP
SOFTBANK Capital LP
SOFTBANK Capital Advisors Fund LP
c/o SOFTBANK Capital Partners LLC
1188 Centre Street
Newton, MA 02459
Attention: Ron Fisher

OptiMark, Inc.
OptiMark Holdings, Inc.
10 Exchange Place
Jersey City, NJ 07302
Attention: Robert J. Warshaw

Ladies and Gentlemen:

                      We refer to (i) the Subscription Agreement dated as of April 30, 2002 for the purchase and issuance of shares the Company’s Common Stock among the ePlanet Entities, the Company and, solely with respect to Section III, Holdings (the “Common Stock Subscription Agreement”), (ii) the Subscription Agreement dated as of the date hereof for the purchase and issuance of shares the Company’s Series B Preferred Stock among the ePlanet Entities, the Company and, solely with respect to Section III, Holdings (the “Preferred Stock Subscription Agreement” and together with the Common Stock Subscription Agreement, the “Subscription Agreements”), (iii) the Amended and Restated Investors' Rights Agreement dated as of the date hereof among the ePlanet Entities, the SOFTBANK Entities, Holdings, the Company and the other parties thereto (the “OII Agreement”), and (iv) the Investors’ Rights Agreement dated as of the date hereof among Ashton, the Company and the other parties thereto (the “Ashton Agreement”). All defined terms used but not otherwise defined herein shall have the meanings assigned to them in the OII Agreement.

2

                     In consideration for the investment by the ePlanet Entities in the Company pursuant to the Subscription Agreements, and for other good and valuable consideration the receipt of which is hereby acknowledged, at the request of the ePlanet Entities each party hereto agrees to use its best efforts to take such actions as are necessary or desireable to cause the merger of the Company with and into Ashton on the terms described below (the “Merger”). The Merger will (i) cause the separate corporate existence of the Company to cease, (ii) cause the capital stock of the Company to be converted into the right to receive such number of shares of Ashton Common Stock as represents the Company’s ownership interest in Ashton immediately prior to the Merger (such shares to be distributed to the parties hereto in accordance with the relative rights, priorities and preferences of each class and series of the Company’s capital stock owned by such party valuing, for this purpose, the shares of Ashton Common Stock at their fair market value as determined as set forth in the Company’s Amended and Restated Certificate of Incorporation), and (iii) take effect at any time after December 31, 2003 but not later than December 31, 2008.

                     By way of amplification and not limitation, each party hereto agrees that it will (i) cause Ashton to prepare, and assist in preparing, all necessary transaction documentation to effect the Merger, (ii) use its best efforts to cause all members of the board of directors of the Company appointed by such person (if any) to approve the Merger, (iii) use its best efforts to cause all members of the board of directors of Ashton appointed by such person (if any) to approve the Merger, (iv) use its best efforts to cause a majority of the members of the Ashton board of directors who are not Investor Directors (as such term is defined in the Ashton Agreement) to approve the Merger, (v) vote all shares of Common Stock of the Company beneficially owned by such person in favor of the Merger, (vi) vote all shares of Ashton Common Stock beneficially owned by such person in favor of the Merger, (vii) use its best efforts to cause Ashton to prepare, and provide any reasonably necessary assistance in preparing, any proxy statements, information statements or other communications to Ashton shareholders required by any law, rule or regulation, (viii) use its best efforts to cause Ashton to make any required regulatory filings, applications or notifications required by applicable law, rule or regulation and to receive any required clearances, permits, licenses or other authorization necessary to effect the Merger, (ix) use its best efforts to cause Ashton to receive any requisite shareholder approval of the Merger, (x) use its best efforts to cause each party hereto to (a) become a successor in interest to the rights and obligations of the Company under the Ashton Agreement, or (b) receive rights substantially equivalent to the rights of the Company under the Ashton Agreement, and (xi) with respect to each party other than the Company, bear its pro rata share of the costs to the Company and Ashton of the costs of effecting the Merger.

                     Each party agrees not to sell, transfer, pledge, encumber, assign or otherwise dispose of any of its shares of capital stock of the Company to any person, except to a person who agrees in writing, in an instrument reasonably acceptable to the parties hereto, to be bound by the provisions of this letter. In the event that, notwithstanding the best efforts of the parties to consummate the Merger, the Merger is not, may not, or can not be consummated by not later than December 31, 2008, this letter agreement shall thereupon terminate and be of no further force or effect.

                     Upon execution by all the parties hereto, this letter agreement shall become a binding agreement of all of the parties and shall supersede all prior agreements, written or oral,

3

among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This letter may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by and any such party, nor shall such waiver be deemed a continuing waiver of any provision hereof by such party.

                     All notices to the parties hereto shall be provided to the addresses for such party and in the manner set forth in the OII Agreement.

                     This letter shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles that would otherwise apply thereunder.

                     In the event that any provision of this letter is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an “invalid provision”), then such provision shall be severed from this letter and shall be inoperative and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this letter shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

                     This letter may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                     As used herein, the following terms have the following meanings:

“Ashton” means The Ashton Technology Group, Inc., a Delaware corporation.

“Ashton Common Stock” means Ashton’s common stock, par value $0.01 per share.

[remainder of this page intentionally left blank]

                     In witness whereof, and intending to be legally bound, the parties have executed this letter agreement as of the date set forth above.

OPTIMARK INNOVATIONS INC.

By:	/s/ Robert J. Warshaw
Name: Robert J. Warshaw Title: President

OPTIMARK, INC.

By:	/s/ Robert J. Warshaw
Name: CEO Title:

OPTIMARK HOLDINGS, INC.

By:	/s/ Robert J. Warshaw
Name: CEO Title:

SOFTBANK CAPITAL PARTNERS LP

By:	SOFTBANK Capital Partners LLC, its general partner

By:	/s/ Ronald D. Fisher
Name: Title:

SOFTBANK CAPITAL LP

By:	SOFTBANK Capital Partners LLC, its general partner

By:	/s/ Ronald D. Fisher
Name: Title:

SOFTBANK CAPITAL ADVISORS FUND LP

By:	SOFTBANK Capital Partners LLC, its general partner

By:	/s/ Ronald D. Fisher
Name: Title:

DRAPER-FISHER JURVETSON EPLANET VENTURES, L.P.

By:	Draper Fisher Jurvetson ePlanet Partners, Ltd., its general partner

By:	/s/ Asad Jamal
Name: Title:

DRAPER FISHER JURVETSON EPLANET PARTNERS FUND, LLC

By:	/s/ John Fisher
Name: Title:

DRAPER FISHER JURVETSON EPLANET VENTURES GMBH & CO. KG

By:	Draper Fisher Jurvetson ePlanet SLP Germany, Ltd., its special limited partner

By:	/s/ Asad Jamal
Name: Title: